UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 6, 2004

(Date of earliest event reported)

HILB ROGAL & HOBBS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Virginia (State or Other Jurisdiction of Incorporation)	0-15981 (Commission File Number)	54-1194795 (IRS Employer Identification No.)

4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia (Address of Principal Executive Offices)	23060 (Zip Code)

Registrant’s telephone number, including area code:

(804) 747-6500

Item 5.04

Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

In September 2004, the Registrant approved a change in the provider of its 401(k) retirement plan (the “401(k) Plan”).  In order to implement this change, the 401(k) Plan Administrator determined it would be necessary to temporarily suspend the rights of participants to direct or diversify investments currently offered by the 401(k) Plan, including investments in Registrant common stock, for a period of approximately four weeks to permit the necessary transfer of balances to the new recordkeeper and trustee and the new investment funds.  The blackout period is expected to begin on Friday November 19, 2004 at 4:00 PM Eastern Time and end during the week beginning Monday December 13, 2004 (the “Blackout Period”).  The 401(k) Plan Administrator provided the Registrant with the notice required by section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974 on October 6, 2004.

During the week beginning Monday December 13, 2004 and for two years thereafter, a security holder or other interested person may obtain the actual beginning and ending dates of the Blackout Period by contacting the new Plan provider, Diversified Investment Advisers, toll-free at 888-676-5512.

The Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission generally prohibit any director or executive officer of the Registrant from purchasing, selling or otherwise acquiring or transferring any equity security of the Registrant, including shares of the Registrant’s common stock and any derivative securities, during the Blackout Period if the security was previously acquired or is acquired in connection with such person’s service or employment as a director or an executive officer of the Registrant. The Registrant has provided directors and executive officers of the Registrant with notice of the foregoing Blackout Period trading restriction as required by Commission regulations.

The name, address and telephone number of the person designated by the Registrant to respond to questions about the Blackout Period is: Walter L. Smith, Esquire, Senior Vice President, General Counsel and Secretary, Hilb Rogal & Hobbs Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060, telephone (804) 747-6500.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILB ROGAL & HOBBS COMPANY

        (Registrant)

Date:  October 8, 2004

By:

/s/ Walter L. Smith

Walter L. Smith

Senior Vice President, General Counsel

   and Secretary